Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD

June 28, 2007

Cognizant Technology Solutions Corporation

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Re:	Amended and Restated 1999 Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). This Registration Statement relates to the registration of 4,261,580 shares of Class A Common Stock, $0.01 par value, of the Registrant (the “Common Stock”), consisting of 3,500,000 additional shares of Common Stock being registered under the Company’s Amended and Restated 1999 Incentive Compensation Plan (the “1999 Plan”) and 761,580 shares of Common Stock being transferred from the Amended and Restated Cognizant Technology Solutions Key Employees’ Stock Option Plan (the “Key Employees’ Plan”), which shares were registered on Form S-8 Registration Statement No. 333-59439 (the “1998 Registration Statement”), to the 1999 Plan. In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that such shares of Common Stock being registered under the 1999 Plan have been duly authorized and, if and when issued and paid for in full in accordance with the 1999 Plan as contemplated by the Registration Statement, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP